Exhibit 99.1

February 24, 2021	Norton Rose Fulbright US LLP 555 California Street, Suite 3300 San Francisco, California 94104 United States Tel +1 628 231 6800
To Each Person Listed on the Attached Schedule I	Fax +1 628 231 6799 nortonrosefulbright.com

Re:	Federal and California Constitutional Issues related to SCE Recovery Funding Recovery Bonds, Series 2021-A

Ladies and Gentlemen:

We have served as counsel to Southern California Edison Company, a California corporation (“SCE”), in connection with the issuance and sale on the date hereof by SCE Recovery Funding LLC, a Delaware limited liability company (the “Issuer”), of $337,783,000 aggregate principal amount of the Issuer’s Recovery Bonds, Series 2021-A (the “Bonds”), which are more fully described in the Registration Statement on Form SF-1 (File Nos. 333-249674 and 333-249674 -01) filed on October 26, 2020 by the Issuer with the Securities and Exchange Commission pursuant to the Securities Act of 1933, and as amended by pre-effective Amendment No. 1 filed January 19, 2021, Amendment No. 2 filed February 4, 2021 and Amendment No. 3 filed February 8, 2021 (collectively, the “Registration Statement”), including the prospectus therein (the “Prospectus”). The Bonds are being sold pursuant to the provisions of the Underwriting Agreement dated February 17, 2021 (the “Underwriting Agreement”) among SCE, the Issuer and the underwriters named in Schedule I to such Underwriting Agreement. The Bonds are being issued pursuant to the provisions of the Indenture dated as of the date hereof (the “Indenture”), as supplemented by the Series Supplement dated as of the date hereof (together with the Indenture, the “Indenture”), between the Issuer and The Bank of New York Mellon, a New York banking corporation, as indenture trustee (the “Indenture Trustee”). Under the Indenture, the Indenture Trustee holds, among other things, recovery property as described below (the “Recovery Property”) as collateral security for the payment of the Bonds.

On July 12, 2019, Governor Newsom signed into law Assembly Bill No. 1054, which amended Division 1, Part 1, Chapter 4, Article 5.8, (commencing with Section 850) of the California Public Utilities Code, which was later amended by Assembly Bill 1513 (Article 5.8, as so amended, is referred to herein as the “Wildfire Financing Law”). The Wildfire Financing Law authorizes “electrical corporations”1 to file an application for “recovery of costs and expenses related to catastrophic wildfires,” including fire risk mitigation capital expenditures identified in subdivision (e) of Section 8386.3 which the California Public Utilities Commission (“CPUC” or “Commission”) has found to be just and reasonable for recovery.”2 In such event, the Wildfire Financing Law provides that the CPUC may issue a “financing order”3 to provide for the recovery of such “recovery costs”4 through the issuance of “recovery bonds” which are secured by a pledge of “recovery property.”5

[1]	As defined in Section 218 of the Public Utilities Code.
[2]	Pub. Util. Code § 850(a)(2).
[3]	Pub. Util. Code § 850(b)(6).
[4]	Pub. Util. Code § 850(b)(10).
[5]	Pub. Util. Code § 850(b)(11)(A).

Recovery property is defined in the Wildfire Financing Law as:

(A) “Recovery property” means the property right created pursuant to this article, including, without limitation, the right, title, and interest of the electrical corporation or its transferee:

(i) In and to the fixed recovery charges established pursuant to a financing order, including all rights to obtain adjustments to the fixed recovery charges in accordance with Section 850.1 and the financing order.

(ii) To be paid the amount that is determined in a financing order to be the amount that the electrical corporation or its transferee is lawfully entitled to receive pursuant to the provisions of this article and the proceeds thereof, and in and to all revenues, collections, claims, payments, moneys, or proceeds of or arising from the fixed recovery charges that are the subject of a financing order.

(B) “Recovery property” shall not include a right to be paid fixed recovery tax amounts.

(C) “Recovery property” shall constitute a current property right, notwithstanding the fact that the value of the property right will depend on consumers using electricity or, in those instances where consumers are customers of the electrical corporation, the electrical corporation performing certain services.

Pub. Util. Code § 850(b)(11).

The fixed recovery charge authorized by the Wildfire Financing Law to be included by the Commission in a financing order is referred to herein as the “Charges.”6

Section 10 of the Wildfire Financing Law, which amended Section 850.1 of the Public Utilities Code provides, in pertinent part that:

The State of California does hereby pledge and agree with the electrical corporation, owners of recovery property, financing entities, and holders of recovery bonds that the state shall neither limit nor alter, except as otherwise provided with respect to the true-up adjustment of the fixed recovery charges pursuant to subdivision (i), the fixed recovery charges, any associated fixed recovery tax amounts, recovery property, financing orders, or any rights under a financing order until the recovery bonds, together with the

[6]	Pub. Util. Code § 850(b)(7).

interest on the recovery bonds and associated financing costs, are fully paid and discharged, and any associated fixed recovery tax amounts have been satisfied or, in the alternative, have been refinanced through an additional issue of recovery bonds, provided that nothing contained in this section shall preclude the limitation or alteration if and when adequate provision shall be made by law for the protection of the electrical corporation and of owners and holders of the recovery bonds. The financing entity is authorized to include this pledge and undertaking for the state in these recovery bonds.7

This language included in Section 850.1(e) of the Public Utilities Code set forth above is referred to herein as the “State Pledge.”

SCE filed an application for a financing order with the Commission on July 8, 2020. As provided by the Wildfire Financing Law, the recovery property (the “Recovery Property”) was created in favor of SCE pursuant to a financing order issued by the Commission on November 10, 2020 in Decision 20-11-007 (the “Order”). On the date hereof and simultaneously with the issuance of the Bonds, the recovery property relating to the Bonds was sold and assigned to the Issuer pursuant to the provisions of the Recovery Property Purchase and Sale Agreement dated as of February 24, 2021 between SCE and the Issuer in consideration for the payment by the Issuer to SCE of the proceeds of the sale of the Bonds, net of certain issuance costs.

QUESTIONS PRESENTED

You have requested our opinion with respect to protections afforded against future legislative actions under the Federal Contract Clause and California Contract Clause (as referenced below):

(A) (i) whether the holders of the Bonds (the “Bondholders”), by virtue of the State Pledge, could challenge successfully under the “contract clause” of the United States Constitution (Article I, Section 10 (the “Federal Contract Clause”)) the constitutionality of any legislation passed by the State of California (the “State”), whether by legislation or voter initiative, which becomes law (any such legislation which becomes law being referred to herein as “Legislative Action”) that in either case limits, alters, impairs or reduces the value of the Recovery Property or the Charges so as to impair (a) the terms of the Indenture or the Bonds or (b) the rights and remedies of the Bondholders (or the Indenture Trustee acting on their behalf) (any impairment described in clause (a) or (b) being referred to herein as an “Impairment”) prior to the time that the Bonds are fully paid and discharged;

(ii) whether the Bondholders could challenge successfully under the “contract clause” of the California Constitution (article I, section 9) (the “California Contract Clause”) the constitutionality of any Legislative Action which results in an Impairment; and

(iii) whether preliminary injunctive relief would be available under federal law to delay implementation of Legislative Action that limits, alters, impairs or reduces the value of the Recovery Property or the Charges so as to cause an Impairment pending final adjudication of a claim challenging such Legislative Action in federal court and, assuming a favorable final adjudication of such claim, whether relief would be available to enjoin permanently the implementation of the challenged Legislative Action.

[7]	Pub. Util. Code § 850.1(e).

You have also requested our opinion with respect to protections afforded against future State actions under the Federal and State “Takings” Clauses (as referenced below):

(B) (i) whether, under the Fifth Amendment to the United States Constitution (made applicable to the State by the Fourteenth Amendment to the United States Constitution), which provides in part “nor shall private property be taken for public use, without just compensation” (the “Federal Takings Clause”), the State could repeal or amend the Wildfire Financing Law or take any other action in contravention of the State Pledge without paying just compensation to the Bondholders, as determined by a court of competent jurisdiction, if doing so (a) constituted a permanent appropriation of a substantial property interest of the Bondholders in the Recovery Property or denied all economically productive use of the Recovery Property; (b) destroyed the Recovery Property other than in response to emergency conditions; or (c) substantially reduced, altered or impaired the value of the Recovery Property so as to unduly interfere with the reasonable expectations of the Bondholders arising from their investments in the Bonds (a “Taking”); and

(ii) whether, under California Constitution article I, section 19 (the “California Takings Clause”) the State could repeal or amend the Wildfire Financing Law or take any other action in contravention of the State Pledge without paying just compensation to the Bondholders, as determined by a court of competent jurisdiction, if doing so constituted a Taking.

OPINIONS

Based upon our review of relevant judicial authority, as set forth in this letter, but subject to the qualifications, limitations and assumptions (including the assumption that any Impairment would be “substantial”) set forth in this letter, it is our opinion that a reviewing court of competent jurisdiction, in a properly prepared and presented case:

(1) with respect to the questions presented above in (A)(i) and (ii), would conclude that the State Pledge constitutes a contractual relationship between the Bondholders and the State, and that, absent a demonstration by the State that an Impairment is necessary to further a significant and legitimate public purpose, the Bondholders (or the Indenture Trustee acting on their behalf) could successfully challenge under the Federal Contract Clause or the California Contract Clause the constitutionality of any Legislative Action determined by such court to limit, alter, impair or reduce the value of the Recovery Property or the Charges so as to cause an Impairment prior to the time that the Bonds are fully paid and discharged;

(2) with respect to the questions presented above in (A)(iii), sound and substantial arguments support the granting of preliminary injunctive relief (though the decision to do so will be in the discretion of the federal court requested to take such action, which will be exercised on the basis of the considerations discussed in Part A(iii) below) and a federal court should conclude that permanent injunctive relief is available under federal law to prevent implementation of Legislative Action hereafter taken and determined by such court to limit, alter, impair or reduce the value of the Recovery Property or the Charges so as to cause an Impairment in violation of the Federal Contract Clause; and

(3) with respect to the questions presented above in (B)(i) and (ii), would conclude under the Federal Takings Clause and the California Takings Clause that the State would be required to pay just compensation to Bondholders if the State’s repeal or amendment of the Wildfire Financing Law or taking of any other action in contravention of the State Pledge constituted a Taking, provided that the California Takings Clause might take a more expansive view of emergency conditions, leading to correspondingly narrower restrictions on State action under the California Takings Clause.

We also note, with respect to our opinions in (1) above regarding Impairment, that existing case law indicates that the State would have to establish that any Impairment is necessary and reasonably tailored to address a significant public purpose, such as remedying or providing relief for a broad, widespread economic or social problem. The cases also indicate that the State’s justification would be subjected to a higher degree of scrutiny, and that the State would bear a more substantial burden, if the Legislative Action impairs a contract to which the State is a party (which we believe to be the case here), as contrasted to a contract solely between private parties.

We are not aware of any reported controlling judicial precedents that are directly on point with respect to the questions raised above. Accordingly, our analysis is necessarily a reasoned application of judicial decisions involving similar or analogous circumstances. Moreover, the application of equitable principles (including the availability of injunctive relief or the issuance of a stay pending appeal) is subject to the discretion of the court that is asked to apply them. We cannot predict the facts and circumstances that will be present in the future and may be relevant to the exercise of such discretion. Consequently, there can be no assurance that a court will follow our reasoning or reach the conclusions that we believe current judicial precedent supports.

This letter is limited to the federal laws of the United States of America and the law of the State of California. Our opinions are based upon our evaluation of existing judicial decisions and arguments related to the factual circumstances likely to exist at the time of a Federal or California Contract Clause or Takings Clause challenge to Legislative Action or other State action; such precedents and such circumstances could change materially from those discussed below in this letter. Accordingly, such opinions are intended to express our belief as to the result that should be obtainable through the proper application of existing judicial decisions in a properly prepared and presented case. It is our and your understanding that none of the foregoing opinions is intended to be a guaranty as to what a particular court would actually hold; rather each such opinion is only an expression as to the decision a court ought to reach if the issue were properly prepared and presented to it and the court followed what we believe to be the applicable legal principles under existing judicial precedent. The recipients of this letter should take these considerations into account in analyzing the risks associated with the subject transaction.

DISCUSSION

Discussion of Protections Afforded Against Legislative Actions

Part A(i): Federal Contract Clause Protection

Article I, Section 10 of the United States Constitution, known as the Federal Contract Clause, prohibits any state from impairing the “[o]bligation of [c]ontracts,” whether among private parties or among such state and private parties. The general purpose of the Federal Contract Clause is “to encourage trade and credit by promoting confidence in the stability of contractual obligations.”8 The law is well-settled that “the [Federal] Contract Clause limits the power of the States to modify their own contracts as well as to regulate those between private parties.”9 Although the text of the Federal Contract Clause appears to proscribe any impairment, the United States Supreme Court has made it clear that the proscription is not absolute: “Although the language of the Federal Contract Clause is facially absolute, ‘the prohibition is not an absolute one and is not to be read with literal exactness like a mathematical formula.’”10

The United States Supreme Court has applied a three-part analysis to determine whether a particular legislative action violates the Federal Contract Clause:11

(1) whether the legislative action operates as a substantial impairment of a contractual relationship;

(2) assuming such an impairment, whether the legislative action is justified by a significant and legitimate public purpose; and

(3) whether the adjustment of the rights and responsibilities of the contracting parties is reasonable and appropriate given the public purpose behind the legislative action.

This initial inquiry itself has three components: “whether there is a contractual relationship, whether a change in law impairs that contractual relationship, and whether the impairment is substantial.”12 In addition, to succeed with a Federal Contract Clause claim involving a contract with the state itself, a party must show that the contractual relationship is not an invalid attempt by the state under the “reserved powers” doctrine to “surrender[] an essential attribute of its sovereignty.”13

The following three subparts address: (i) whether a contract exists between the State and the holders of the Bonds; (ii) if so, whether such contract violates the “reserved powers” doctrine, which would render such contract unenforceable; and (iii) the State’s burden in justifying an

[8]	See U.S. Tr. Co. v. New Jersey, 431 U.S. 1, 15 (1977).
[9]	Id. at 17.
[10]	Id. at 21 (quoting Home Bldg. & Loan Ass’n v. Blaisdell, 290 U.S. 398, 428 (1934)).
[11]	Energy Reserves Grp., Inc. v. Kan. Power & Light Co., 459 U.S. 400, 411–13 (1983).
[12]	Gen. Motors Corp. v. Romein, 503 U.S. 181, 186 (1992).
[13]	See U.S. Tr., 431 U.S. at 23.

impairment. The determination of whether particular Legislative Action constitutes a substantial impairment of a particular contract is a fact-specific analysis, and nothing in this letter expresses any opinion as to how a court would resolve the issue of “substantial impairment” with respect to the Order, the Recovery Property or the Bonds vis-a-vis a particular Legislative Action. Therefore, we have assumed for purposes of this letter that any Impairment resulting from the Legislative Action being challenged under the Federal Contract Clause would be substantial.

(1)	Existence of a Contractual Relationship

The courts have recognized the general presumption that, “absent some clear indication that [a] legislature intends to bind itself contractually, . . . ‘a law is not intended to create private contractual or vested rights but merely declares a policy to be pursued until the legislature shall ordain otherwise.’”14 This presumption is based on the fact that the legislature’s principal function “is not to make contracts, but to make laws that establish the policy of the state.”15 Thus, a person asserting the creation of a contract with the State must overcome this presumption.

This general presumption can be overcome where the language of the statute indicates an intention to create contractual rights. In determining whether a contract has been created by statute, “it is of first importance to examine the language of the statute.”16 The United States Supreme Court has ruled that a statute creates a contractual relationship between a state and private parties if the statutory language contains sufficient words of contractual undertaking.17 The United States Supreme Court has further stated that a contract is created “when the language and circumstances evince a legislative intent to create private rights of a contractual nature enforceable against the State.”18

In U.S. Trust Co. v. New Jersey, the United States Supreme Court affirmed the trial court’s finding, which was not contested on appeal, that a statutory covenant of two states for the benefit of the holders of certain bonds gave rise to a contractual obligation between such states and the bondholders.19 The covenant at issue limited the ability of the Port Authority of New York and New Jersey to subsidize rail passenger transportation from revenues and reserves pledged as security for such bonds. In finding the existence of a contract between the states and bondholders, the Court stated “[t]he intent to make a contract is clear from the statutory language: ‘The 2 States covenant and agree with each other and with the holders of any affected bonds. . .’”20 In that case, the statute used the words “covenant and agree with each other and with the holders of any affected bonds.”21 Later, in National Railroad Passenger Corp. v. Atchison, Topeka & Santa Fe Railway Co., the Court discussed the U.S. Trust covenant and noted: “[r]esort need not be had to a dictionary or case law to recognize the language of contract” in such covenant.22

[14]	Nat’l R.R. Passenger Corp. v. Atchison, Topeka & Santa Fe Ry. Co., 470 U.S. 451, 465–66 (1985) (quoting Dodge v. Bd. of Educ., 302 U.S. 74, 79 (1937)).
[15]	See id. at 466 (citing Ind. ex. rel. Anderson v. Brand, 303 U.S. 95, 104–05 (1938)).
[16]	Dodge, 302 U.S. at 78.
[17]	See Brand, 303 U.S. at 104–05 (noting “the cardinal inquiry is as to the terms of the statute supposed to create such a contract”); U.S. Tr., 431 U.S. at 17–18, 18 n.14.
[18]	U.S. Tr., 431 U.S. at 17 n.14.
[19]	Id. at 17–18.
[20]	Id. at 18 (quoting 1962 N.J. LAWS, c. 8, § 6; 1962 N.Y. LAWS, c. 209, § 6).
[21]	Id. at 9–10.
[22]	See Nat’l R.R., 470 U.S. at 470.

Similarly, in Indiana ex. rel. Anderson v. Brand, the United States Supreme Court determined that the Indiana Teachers’ Tenure Act created a contract between the state and specified teachers because the statutory language demonstrated a clear legislative intent to contract. The Court based its decision, in part, on the legislature’s repeated and intentional use of the word “contract” throughout the statute to describe the legal relationship between the state and such teachers.23

Like the language of the covenant considered in U.S. Trust, the language of the State Pledge plainly manifests the Legislature’s intent to bind the State by providing, in pertinent part, that “[t]he State of California does hereby pledge and agree with the electrical corporation, owners of recovery property, financing entities, and holders of recovery bonds that the state shall neither limit nor alter. . . .”24 Much like the terms, “covenant” and “agree” quoted in U.S. Trust, the terms “pledge” and “agree” evince a legislative intent to create private rights of a contractual nature enforceable against the State. The provision, also consistent with contract language and similar to the statute quoted in U.S. Trust, names the beneficiaries of the State’s pledge and agreement. Moreover, it is important to note that the State also authorizes an issuer of Recovery Bonds to include the State Pledge in contracts with the holders of Recovery Bonds (such as the Bonds).25

In summary, the language of the State Pledge supports the conclusion that it constitutes a contractual relationship between the State and the Bondholders. We are not aware of any circumstances surrounding enactment of the Wildfire Financing Law suggesting that the Legislature did not intend to bind the State contractually by the State Pledge.

(2)	Reserved Powers Doctrine

The “reserved powers” doctrine limits the State’s ability to bind itself contractually in a manner which surrenders an essential attribute of its sovereignty.26 Under this doctrine, if a contract purports to surrender a state’s “reserved powers”—powers that cannot be contracted away—such contract is void.27 Although the scope of the “reserved powers” doctrine has not been precisely defined by the courts, case law has established that a state cannot enter into contracts that forbid future exercises of its police powers or its power of eminent domain.28 In contrast, the United States Supreme Court has stated that a state’s “power to enter into effective financial contracts cannot be questioned.”29

[23]

Brand, 303 U.S. at 105. However, the mere use of the word “contract” in a statute will not necessarily evince the requisite legislative intent. As the Court cautioned in National Railroad, the use of the word “contract” alone would not signify the existence of a contract with the government. Nat’l R.R., 470 U.S. at 470. In National Railroad, the Court found that use of the word “contract” in the Rail Passenger Service Act defined only the relationship between the newly-created nongovernmental corporation (Amtrak) and the railroads, not the relationship between the United States and the railroads. The Court determined that “[l]egislation outlining the terms on which private parties may execute contracts does not on its own constitute a statutory contract.” Id. at 467.

[24]	Pub. Util. Code § 850.1(e).
[25]	Id.
[26]	U.S. Tr., 431 U.S. at 23.
[27]	Id. (quoting Stone v. Mississippi, 101 U. S. 814, 817 (1880)).
[28]	U.S. Tr., 431 U.S. at 23–24, 24 nn.20–21 (citing Stone, 101 U.S. at 817 and W. River Bridge Co. v. Dix, 47 U.S. 507, 525–26 (1848)).
[29]

U.S. Tr., 431 U.S. at 24. See also Cont’l Ill. Nat’l Bank & Tr. Co. v. Washington, 696 F.2d 692, 699 (9th Cir. 1983) (“Thus, insofar as the purely financial aspects of the agreement are concerned, reservations are not to be lightly inferred.”).

Under existing case law, the State Pledge does not, in our view, purport to surrender any “reserved powers” of the State. Although the State’s commitment not to “limit [or] alter …the fixed recovery charges,… recovery property, financing orders, or any rights under a financing order” is broader than the commitment in U.S. Trust that revenues and reserves securing bonds would not be depleted beyond a certain level,30 we do not believe courts would construe the State Pledge as purporting to contract away, or forbid future exercises of, the State’s power of eminent domain or its police power to protect the public health and safety. Through “financing orders” (such as the Order), the State will authorize electric utilities to issue “recovery bonds” (such as the Bonds) and pledges not to impair the value of the “recovery property” (such as the Recovery Property) securing such instruments. In other words, the State Pledge constitutes an agreement made by the State not to impair the financial security for [recovery bonds] in order to foster the capital markets’ acceptance of such bonds, which are expressly authorized and will be issued to facilitate the recovery of the costs of catastrophic wildfires. As such, we believe that the State Pledge is akin to the type of “financial contract” involved in U.S. Trust, and would not be viewed as an impermissible surrender of an essential attribute of State sovereignty.

(3)	State’s Burden to Justify an Impairment

To survive scrutiny under the Federal Contract Clause, a substantial impairment by a state of a valid state contract must be justified by “a significant and legitimate public purpose . . . such as the remedying of a broad and general social or economic problem,”31 and the state action causing that impairment must be both “reasonable and necessary to serve” such a public purpose.32

The contours of this test are illustrated by several decisions of the United States Supreme Court. In Home Building & Loan Ass’n v. Blaisdell,33 which the Court has described as “the leading case in the modern era of [Federal] Contract Clause interpretation,”34 the Court addressed a Contract Clause challenge to a Minnesota law that, in response to economic conditions caused by the Great Depression, (i) authorized county courts to extend the period of redemption from foreclosure sales on mortgages previously made “for such additional time as the court may deem just and equitable,” subject to certain limitations, and (ii) limited actions for deficiency judgments.35 The Court stated that the “reserved powers” doctrine could not be construed to “permit the State to adopt as its policy the repudiation of debts or the destruction of contracts or the denial of means to enforce them.” On the other hand, the Court also indicated that the Federal Contract Clause could not be construed

[30]	U.S. Tr., 431 U.S. at 25.
[31]	Energy Reserves, 459 U.S. at 411–12.
[32]	U.S. Tr., 431 U.S. at 25.
[33]	290 U.S. 398 (1934).
[34]	U.S. Tr., 431 U.S. at 15.
[35]

The mortgagor was required to continue to pay the reasonable income or rental value of the property, as determined by the court, toward payment of taxes, insurance, interest and principal. The law stated that it was to remain in effect only during the current emergency and no later than May 1, 1935; no redemption period could be extended beyond the expiration of the law. Blaisdell, 290 U.S. at 415–18.

to prevent limited and temporary interpositions with respect to the enforcement of contracts if made necessary by a great public calamity such as fire, flood, or earthquake. The reservation of state power appropriate to such extraordinary conditions may be deemed to be as much a part of all contracts, as is the reservation of state power to protect the public interest in the other situations to which we have referred. And if state power exists to give temporary relief from the enforcement of contracts in the presence of disasters due to physical causes such as fire, flood or earthquake, that power cannot be said to be non-existent when the urgent public need demanding such relief is produced by other and economic causes.36

In upholding the Minnesota law, the Court relied on the following: (1) an economic emergency existed that threatened the loss of homes and lands that furnish those persons in possession with necessary shelter and means of subsistence; (2) the law was not enacted for the benefit of particular individuals but for the protection of a basic interest of society; (3) the relief provided by the law was appropriate to the emergency, and could only be granted upon reasonable conditions; (4) the conditions on which the period of redemption was extended by the law did not appear to be unreasonable; and (5) the law was temporary in operation and limited to the emergency on which it was based.37 In several contemporaneous cases, the United States Supreme Court struck down other laws passed in response to the economic emergency created by the Great Depression,38 thus reinforcing the notion that, to be justified, the impairment must be the result of a reasonable, necessary and tailored response to a broad and significant public concern.

The deference to be given by a court to a legislature’s determination of the need for a particular impairment depends on whether the contract is purely private or the state is a contracting party. Although courts ordinarily defer to legislative judgment as to the necessity and reasonableness of a particular action,39 the Supreme Court has noted that such deference “is not appropriate” when a state is a contracting party.40 In that circumstance, a “stricter standard” of justification should apply.41 Indeed, in Energy Reserves Group v. Kansas Power & Light Co., the Court noted that “[i]n almost every case, the Court has held a governmental unit to its contractual obligations when it enters financial or other markets.”42

The leading case addressing impairment of contracts to which the state is a party is U.S. Trust. As noted above, there the state had covenanted that revenues and reserves securing certain bonds would not be depleted below a certain level.43 The state thereafter repealed that promise in

[36]	Id. at 439–40.
[37]	Id. at 444–47.
[38]	See Treigle v. Acme Homestead Ass’n, 297 U.S. 189 (1936); W.B. Worthen Co. v. Kavanaugh, 295 U.S. 56 (1935); W.B. Worthen Co. v. Thomas, 292 U.S. 426 (1934).
[39]

Keystone Bituminous Coal Ass’n v. DeBenedictis, 480 U.S. 470 (1987) (upholding against Federal Contract Clause challenge a law authorizing revocation of a coal mine operator’s mining permit as a reasonable and necessary response to the “devastating effects” of subsidence caused by underground mining).

[40]	U.S. Tr., 431 U.S. at 25–26.
[41]	Energy Reserves Grp. v. Kan. Power & Light Co., 459 U.S. 400, 412–13 n.14 (1983).
[42]	Id.
[43]	U.S. Tr. 431 U.S. at 25.

order to finance new mass transit projects, claiming that the repeal was justified by the need to promote, and encourage additional use of, mass transportation in response to energy shortages and environmental concerns.44 The Court ruled that the state’s action was nevertheless invalid under the Federal Contract Clause because repeal of the covenant was “neither necessary to achievement of the plan nor reasonable in light of the circumstances.”45 The Court stated that a modification less drastic than total repeal would have permitted the states to achieve their plan to improve commuter rail service, and, in fact, the states could have achieved that goal without modifying the covenant at all.46 For example, the states “could discourage automobile use through taxes on gasoline or parking . . . and use the revenues to subsidize mass transit projects.”47

The Court in U.S. Trust contrasted the legislation under consideration with the statute challenged in City of El Paso v. Simmons,48 which limited to five years the reinstatement rights of defaulting purchasers of land from the state. For many years prior to the enactment of this statute, defaulting purchasers had been allowed to reinstate their claims upon written request and payment of delinquent interest, unless the rights of third parties had intervened. In U.S. Trust, the Court stated that this older (19th century) statute “had effects that were unforeseen and unintended by the legislature when originally adopted,” i.e., “speculators were placed in a position to obtain windfall benefits,” and therefore adoption of a statute of limitations was reasonable to restrict parties to gains reasonably expected from the contract when the original statute was adopted.49 In contrast, the need for mass transportation was not a new development and the likelihood that publicly owned commuter railroads would produce substantial deficits was well known when the covenant was adopted.50 Although, the Court noted, public perception of the importance of mass transit undoubtedly grew between 1962, when the covenant was adopted, and 1974, when it was repealed, “these concerns were not unknown in 1962, and the subsequent changes were of degree and not of kind . . . [and did not] cause[] the covenant to have a substantially different impact in 1974 than when it was adopted in 1962.”51

The Court in U.S. Trust also distinguished its earlier decision in Faitoute Iron & Steel Co. v. City of Asbury Park,52 which, according to the Court, was the “only time in this century that alteration of a municipal bond contract has been sustained.”53 Faitoute involved a state municipal reorganization act under which bankrupt local governments could be placed in receivership by a state agency. Pursuant to that act, the holders of certain municipal revenue bonds received new securities bearing lower interest rates and later maturities. According to the Court in U.S. Trust, the earlier decision rejected the dissenting bondholders’ Federal Contract Clause claims on the theory that the “old bonds represented only theoretical rights; as a practical matter the city could not raise its taxes enough to pay off its creditors under the old contract terms,” and thus the plan

[44]	Id. at 28–29.
[45]	Id. at 29.
[46]	Id. at 30.
[47]	Id. at 30 n.29.
[48]	379 U.S. 497 (1965).
[49]	U.S. Tr., 431 U.S. at 31.
[50]	Id. at 31–32.
[51]	Id. at 32.
[52]	316 U.S. 502 (1942).
[53]	U.S. Tr., 431 U.S. at 27.

“enabled the city to meet its financial obligations more effectively.”54 The Court also quoted Faitoute to the effect that the obligation in that case was “discharged, not impaired” by the plan.55

Thus, the relevant case law demonstrates that a state bears a substantial burden when attempting to justify an impairment of a contract to which it is a party. As noted by the Supreme Court, “[i]n almost every case, the Court has held a governmental unit to its contractual obligations when it enters financial or other markets.”56 A mere recitation that the impairment is in the public interest is insufficient. Instead, a state action that impairs contracts to which it is a party must further a significant, legitimate and broad public purpose, not the interests of a narrow group; that public purpose must be served by a reasonable, necessary and carefully tailored measure, as “a State is not free to impose a drastic impairment when an evident and more moderate course would serve its purposes equally well.”57

Subject to the qualifications, limitations and assumptions set forth in this letter, it is our opinion that a reviewing court of competent jurisdiction, in a properly prepared and presented case, would conclude that the State Pledge constitutes a contractual relationship between the Bondholders and the State, and that, absent a demonstration by the State that an Impairment is necessary to further a significant and legitimate public purpose, the Bondholders (or the Indenture Trustee acting on their behalf) could successfully challenge under the Federal Contract Clause the constitutionality of any Legislative Action determined by such court to limit, alter, impair or reduce the value of the Recovery Property or the Charges so as to cause an Impairment prior to the time that the Bonds are fully paid and discharged.

Part A(ii): California Contract Clause Protection

The California Contract Clause is similar to the Federal Contract Clause, providing that a “law impairing the obligation of contracts may not be passed.”58 As the Ninth Circuit recently recognized, “[t]he California Supreme Court uses the federal Contract Clause analysis for

[54]	Id. at 28.
[55]	Id.
[56]

Energy Reserves, 459 U.S. at 412 n.14 (citing U.S. Tr., 431 U.S. at 25–28); Kavanaugh, 295 U.S. 56; and Murray v. Charleston, 96 U.S. 432 (1878)). In Kavanaugh, the United States Supreme Court reversed a decision of the Arkansas Supreme Court upholding the validity of legislative enactments which, in the words of the former, take “from the mortgage [securing bonds issued by municipal improvement districts pursuant to state law] the quality of an acceptable investment for a rational investor” by making it much more difficult and time consuming to foreclose upon the collateral posted as security for the mortgage. 295 U.S. at 60. Such enactments were accompanied by a legislative “declaration of an emergency, which was stated to endanger the peace, health and safety of a multitude of citizens.” Id. at 59. In Murray, the United States Supreme Court reversed a judgment of the Supreme Court of South Carolina upholding an ordinance of the City of Charleston which permitted the City to withhold, as a tax, a portion of the interest that was otherwise payable with respect to bonds issued by the City. This “tax” was held to violate the Federal Contract Clause: “no municipality of a State can, by its own ordinances, under the guise of taxation, relieve itself from performing to the letter all that it has expressly promised to its creditors.” 96 U.S. at 448.

[57]	U.S. Tr., 431 U.S. at 31.
[58]	Cal. Const., Art. I, § 9.

determining whether a statute violates the parallel provision of the California Constitution.”59 This is no less true in cases involving a State statute that purports to repudiate the State’s own contractual obligations. In such cases, State courts generally follow the analysis set forth in U.S. Trust.60

The California Court of Appeal in Hermosa Beach Stop Oil Coalition v. City of Hermosa61 interpreted U.S. Trust somewhat differently than federal courts appear to have, however. Where U.S. Trust discussed the reserved powers doctrine in the context of determining whether a contract with a public entity was valid, the court in Hermosa Beach interpreted U.S. Trust as standing for the proposition that, assuming a contract with a public entity is valid, a different standard of review applies to a law impairing that contract if the law is in furtherance of the entity’s police powers: “If the legislation has been enacted pursuant to the state’s reserved police powers, rather than its taxing and spending powers, traditional standards of deference to the legislature’s judgment in economic and social matters must be observed.”62 The effect of the court’s holding is to remove the heightened scrutiny applied to laws impairing contracts with the State when the law at issue represents an exercise of the State’s reserved police powers. It is unclear how, if at all, this interpretation of U.S. Trust affected the court’s holding because, even though the court indicated that it showed “substantial deference” to the legislative judgment made by the voters in passing the voter initiative at issue (banning oil and gas exploration within the city), the court went on to independently analyze the evidence in determining that the impairment was justified by a significant and legitimate public purpose—the protection of the public health and safety.63

In some ways, State courts may be more protective of contract rights than the Ninth Circuit. First, State courts have held that the California Contract Clause applies not only to legislative action but also to courts.64 Second, in California Teachers Ass’n v. Cory, California’s Third Appellate District held that, unlike in federal court where a State statute must evidence an explicit intent to confer contract rights, “a legislative intent to grant contractual rights can be implied from a statute if it contains an unambiguous element of exchange of consideration by a private party for

[59]

Calfarm Ins. Co. v. Deukmejian, 48 Cal. 3d 805, 827–28 (1989); see also 20th Century Ins. Co. v. Superior Court, 90 Cal. App. 4th 1247, 1269 n.24 (2001) (“It is appropriate to rely on federal precedent in analyzing violations of both the California and United States contract clauses. This was the approach utilized in Calfarm Ins. Co. v. Deukmejian, supra, 48 Cal. 3d 805, 827–29.”); Campanelli v. Allstate Life Ins. Co., 322 F.3d 1086, 1097 (9th Cir. 2003).

[60]

See, e.g., California Teachers Ass’n v. Cory, 155 Cal. App. 3d 494, 511–12 (1984) (relying on the “leading case” of U.S. Trust in the “special context...[of] the alteration of the state’s own obligation of payment” in sustaining a challenge based on the contracts clauses of both the United States and State Constitutions); Sonoma Cty. Org. of Pub. Emps. v. Cty. of Sonoma, 23 Cal. 3d 296 (1979) (relying on U.S. Trust and other federal cases in determining that section 16280 of the California Government Code, which invalidated agreements granting cost-of-living increases by local public agencies, was an invalid impairment of contract, in violation of both the state and federal constitutions); Hermosa Beach Stop Oil Coalition v. City of Hermosa, 86 Cal. App. 4th 534 (2001) (relying on U.S. Trust in holding that an initiative reinstating a total ban on oil drilling within the city after an oil company entered into a lease agreement with a city for oil and gas exploration and production on city-owned property was a valid exercise of the city’s police power and did not amount to an unconstitutional impairment of contract under the United States or State Constitutions).

[61]	86 Cal. App. 4th 534 (2001).
[62]	Id. at 561.
[63]	Id. at 566–68.
[64]	See Bradley v. Superior Court, 48 Cal. 2d 509, 519 (1957) (“Neither the court nor the Legislature may impair the obligation of a valid contract.”); White v. Davis, 30 Cal. 4th 528, 548 (2003) (same).

consideration offered by the state.”65 The court also held that “failure to perform pursuant to the terms of the contract . . . can only be viewed as an impairment of the contract.”66 Thus, at least in the Third District, there appears to be no legal distinction between a “breach” of the State Pledge and an “impairment” of the State Pledge for purposes of Contract Clause analysis.

In addition, at least one State District has interpreted U.S. Trust in a manner that applies an arguably stricter test when the State attempts to justify an impairment of its own contract. The Third District interpreted U.S. Trust as imposing a “strict scrutiny” standard (as opposed to merely “heightened”) when the State attempts to justify an impairment of a State contractual funding obligation, and requiring the State to assert a “compelling interest” in justification.67 The Second District, however, has rejected this interpretation, instead applying a “careful examination” standard.68

With the possible exception of Hermosa Beach, discussed above, our research has revealed no reported decision in which a State court has applied a lesser standard in applying the California Contract Clause than that announced in U.S. Trust in applying the Federal Contract Clause.

California courts also follow the Supreme Court’s analysis in Energy Reserves regarding actively regulated industries. In 20th Century Insurance Co. v. Superior Court,69 the court held that legislation reviving expired insurance claims arising out of a particular earthquake did not violate the Contract Clause. The court based its holding on the fact that the insurance industry was regulated:

In determining whether legislation amounts to a substantial impairment, one factor to be considered is “whether the industry the complaining party has entered has been regulated in the past.” Whether the state actively regulates the industry at issue frames the parties’ reasonable expectations and minimizes any potential statutory impairment. In California, the insurance business “is a highly regulated industry, and one in which further regulation can reasonably be anticipated.” The Calfarm court noted that by at least 1988, “insurers were well aware of the possibility that initiatives or ordinary legislation might be enacted that would affect existing policies.”70

California courts have invalidated impairments of public and private bonds. In Islais Co. v. Matheson,71 the court struck down legislation that retroactively changed the interest and penalty rates for reclamation district bonds. At the time the bonds were issued, the California Political Code set the interest rate for reclamation district bonds at twelve percent and the penalty rate at twenty percent. In 1931, after the bonds were issued, the State amended the California Political Code, reducing the interest rate to seven percent and the penalty rate to ten percent. The court held that the “obligations of the contract are determined by the law in effect at the time the contract was

[65]	155 Cal. App. 3d 494, 505 (1984).
[66]	Id. at 510.
[67]	Id. at 511–512; see also Bd. of Admin. of the Pub. Emps.’ Ret. Sys. v. Wilson, 52 Cal. App. 4th 1109, 1155 (1997).
[68]	Hermosa Beach, 86 Cal. App. 4th at 569.
[69]	90 Cal. App. 4th 1247 (2001).
[70]	Id. at 1269 (citations omitted).
[71]	3 Cal. 2d 657 (1935).

made,” and that the contract rate for the bonds at issue was therefore the statutory rate prior to the 1931 amendment.72 The court found that the amendment was not justified as a “police power measure[],” that the penalties and interest reduced by the statutory amendment were “an integral part of the fund constituted by law as security for the payment of [the] outstanding bonds,” and that the amendment therefore could not be applied retroactively.73

In Schuhart v. Pinguelo,74 the California Court of Appeal followed Islais, but performed a Contract Clause analysis reflecting the analysis used in more recent United States Supreme Court decisions. The case involved bonds issued by the Pleasanton Township County Water District. The bonds were issued pursuant to the Improvement Act of 1911 in order to construct public improvements for the benefit of certain parcels of real property. Pursuant to the Improvement Act, assessments were levied against each parcel of real property benefited by improvements, and the assessment became a lien against the parcel. A separate bond representing each unpaid assessment could be issued to finance the improvements. At the time the bonds were issued, the penalty rate, set by State statute, was one percent. The Legislature subsequently amended the statute, changing the rate to two percent. The court noted that, not only did the law in effect at the time the bonds were issued provide for a one percent penalty rate, but the face of the bonds themselves so provided.75 The court found that the change from one percent to two percent was “a substantial change in the obligation assumed” by the obligor.76 The court analyzed the impairment under Allied Structural Steel Co. v. Spannaus,77 which addressed the impairment of private, rather than public, contracts.78 The court found that the Legislature, in increasing the penalty rate, was not exercising police powers to protect a broad societal interest, and that the impairment was therefore not justified.79

To constitute unconstitutional impairment, the detrimental impact on contract beneficiaries must be more than theoretical, however. Evidence must show a detrimental impact. In California Redevelopment Ass’n v. Matosantos,80 the California Court of Appeal reviewed an impairment of contract challenge to Assembly Bill No. 4X 26 (2009–2010 4th Ex. Sess.) (“AB 4X 26”). Responding to a fiscal emergency, the California Legislature enacted AB 4X 26, requiring redevelopment agencies throughout the state to contribute portions of their property tax increment funding for the 2009–2010 and 2010–2011 fiscal years into supplemental educational revenue augmentation funds to be used for financing K-12 education in redevelopment areas. The plaintiffs in that case pointed out that, as a result of AB 4X 26’s diversion of funds, redevelopment bondholders lost $2.05 billion in irrevocably pledged tax increment. They argued the $2.05 billion lost through AB 4X 26 cannot be recouped and will force agencies to borrow with no means of repayment. The Court of Appeal held the claim was premature because plaintiffs provided no basis for assuming the loss of $2.05 billion in 2010 and 2011 will make it impossible for redevelopment obligations to be met. The court stated that it is not enough that money has been taken away. That takeaway must also cause an inability to otherwise meet obligations for there to be an impairment of contract.81

[72]	Id. at 662.
[73]	Id. at 666.
[74]	230 Cal. App. 3d 1599 (1991).
[75]	Id. at 1605.
[76]	Id.
[77]	438 U.S. 234 (1978).
[78]	Id. at 1606.
[79]	Id.
[80]	212 Cal. App. 4th 1457 (2013).
[81]	See id.

Notably, the State Pledge includes a proviso that “nothing contained in this section shall preclude the limitation or alteration if and when adequate provision shall be made by law for the protection of the electrical corporation and of owners and holders of the recovery bonds.”

In sum, subject to the distinguishing features of California case law authorities discussed above, the California Contract Clause has been interpreted to follow the analyses applied in federal cases on the Federal Contract Clause. For that reason, our assessment above regarding federal law generally applies to the California Contract Clause as well. Specifically, the relevant case law demonstrates that a state bears a substantial burden when attempting to justify an impairment of a contract to which it is a party. A mere recitation that the impairment is in the public interest is thus insufficient. Instead, a state action that impairs contracts to which it is a party must further a significant, legitimate and broad public purpose, not the interests of a narrow group, and that public purpose must be served by a reasonable, necessary and carefully tailored measure.

Subject to the qualifications, limitations and assumptions set forth in this letter, it is our opinion that a reviewing court of competent jurisdiction, in a properly prepared and presented case, would conclude that the State Pledge constitutes a contractual relationship between the Bondholders and the State, and that, absent a demonstration by the State that an Impairment is necessary to further a significant and legitimate public purpose, the Bondholders (or the Indenture Trustee acting on their behalf) could successfully challenge under the California Contract Clause the constitutionality of any Legislative Action determined by such court to limit, alter, impair or reduce the value of the Recovery Property or the Charges so as to cause an Impairment prior to the time that the Bonds are fully paid and discharged.

Part A(iii): Availability of Injunctive Relief in a Federal Court

In a challenge to Legislative Action alleged to cause an Impairment, the remedies the plaintiff would be expected to seek would include an order enjoining State officials from enforcing the provisions of such Legislative Action.82

(1)	Availability of Preliminary Injunctive Relief in Federal Court

Under federal law, a federal court would balance the following factors in determining whether (in its discretion) to grant preliminary injunctive relief: (a) whether the party seeking an injunction is likely to succeed on the merits; (b) whether the party is likely to suffer irreparable harm in the absence of preliminary relief; (c) whether the balance of equities tips in favor of the party seeking the injunction; and (d) whether an injunction is in the public interest.83

[82]

If plaintiffs also seek money damages in federal court, the State defendant(s) could claim immunity. The Eleventh Amendment bars federal courts from granting money damages against the State (Ariz. Students’ Ass’n v. Ariz. Bd. of Regents, 824 F.3d 858, 865 (9th Cir. 2016), unless the State waives that immunity (Walden v. Nevada, 945 F.3d 1088, 1092 (9th Cir. 2019).

[83]

Winter v. Nat. Res. Def. Council, Inc., 555 U.S. 7, 20 (2008); Stormans, Inc. v. Selecky, 586 F.3d 1109, 1127 (9th Cir. 2009). But an alternative formulation of the test, the greater the relative hardship to the party seeking the preliminary injunction, the less probability of success must be shown. Stormans, 586 F.3d at 1127. Under this “sliding scale” test, the trial court can “balance” the requirements for a preliminary injunction so that a stronger showing of irreparable harm to plaintiff may offset a lesser showing of likelihood of success on the merits. Alliance for Wild Rockies v. Cottrell, 632 F.3d 1127, 1131 (9th Cir. 2011). But the mere possibility of irreparable injury to plaintiffs does not permit injunctive relief even under the “sliding scale” test because every case requires a likelihood of irreparable injury. Stormans, 586 F.3d at 1127.

Success on the Merits. For purposes of our opinion regarding the availability of injunctive relief, we have assumed that a reviewing court will find a strong likelihood of success on the merits, i.e. that the Legislative Action is likely an Impairment. Thus, we examine only the three remaining portions of the test.

Irreparable Harm. In considering irreparable harm, courts evaluate whether (1) there is a sufficient causal connection between the alleged injury and the conduct sought to be enjoined;84 (2) irreparable injury is likely in the absence of an injunction;85 (3) the threat of harm to plaintiff is immediate;86 and (4) litigation can offer monetary compensation instead.87

Causation. Bondholders would have to prove that enforcement of the Legislative Action would cause detriment to them, such as loss of expected payments or loss of bond value. Given that a fundamental premise of an Impairment is Legislative Action to the detriment of Bondholders, Bondholders should be able to show causation.

Likelihood. Bondholders would have to prove that harm is likely absent an injunction. Likely harm is a premise that makes the Legislative Action an Impairment in the first place. Thus, we assume Bondholders could prove likely harm absent an injunction.

Immediacy. If scheduled payments are disrupted by Legislative Action before a trial on the merits, immediate harm could be proven. If, however, a trial on the merits is possible before such harm will occur, the harm is not immediate enough to support a preliminary injunction.88 In addition, depressed bond values may be experienced before trial. The fact that diminished credit quality due to the Legislative Action leads to diminished Bond value also should be provable.

[84]	Perfect 10, Inc. v. Google, Inc., 653 F.3d 976, 982 (9th Cir. 2011); see Garcia v. Google, Inc., 786 F.3d 733, 745 (9th Cir. 2015).
[85]	Winter, 555 U.S. at 22.
[86]	Caribbean Marine Servs. Co. v. Baldrige, 844 F.2d 668, 674 (9th Cir. 1988).
[87]

Sampson v. Murray, 415 U.S. 61, 90 (1974); Dennis Melancon, Inc. v. City of New Orleans, 703 F.3d 262, 279–80 (5th Cir. 2012); Idaho v. Coeur d’Alene Tribe, 794 F.3d 1039, 1046 (9th Cir. 2015) (purely economic harms generally not irreparable, as money lost may be recovered later, in ordinary course of litigation).

[88]

Roland Mach. Co. v. Dresser Indus., Inc., 749 F.2d 380, 386 (7th Cir. 1984) (only if plaintiff will suffer irreparable harm in period before final judgment following trial can preliminary injunction issue).

Alternative remedies. Unless the State waives immunity,89 the Eleventh Amendment bars federal courts from granting money damages against the State.90 Absent a State waiver of immunity, money damages would be unavailable to redress the harm to Bondholders from the Legislative Action, proving the inadequacy of relief available in a federal court.

Moreover, where a “constitutional violation is established, usually no further showing of irreparable injury is necessary” to obtain an injunction.91

Balance of Equities. Before issuing a preliminary injunction, a court identifies the harm that a preliminary injunction might cause the defendant and weighs it against plaintiff’s threatened injury,92 and can also consider the equities of nonparties.93 Here, a court will likely consider the balance of harm in the next stage of the analysis instead because assessing the harm to the opposing party and weighing the public interest merge when the government is the opposing party.94

Public Interest. In exercising their discretion, courts of equity “pay particular regard for the public consequences in employing the extraordinary remedy of injunction.”95 And, “[a]ny time a State is enjoined by a court from effectuating statutes enacted by representatives of its people, it suffers a form of irreparable injury.”96 However, there is no “blanket presumption in favor of the government in all preliminary injunction cases.”97 The government does not have an interest in enforcing unconstitutional laws.98 (See “Discussion of Protections Afforded Against Legislative Actions” above.) And financial concerns are not a paramount public interest.99

As discussed above, the likely primary harm to Bondholders would come from delinquent Bond payments or diminished Bond value. If the legislation merely targets the State Pledge, without pursuing some larger public policy goal, a court would more likely view the State as

[89]	Walden v. Nevada, 945 F.3d 1088, 1092 (9th Cir. 2019).
[90]	Ariz. Students’ Ass’n v. Ariz. Bd. of Regents, 824 F.3d 858, 865 (9th Cir. 2016).
[91]

11A Charles Alan Wright, Arthur R. Miller & Edward H. Cooper, FEDERAL PRACTICE AND PROCEDURE § 2944, at 94 (2d ed. 1995). Application of this general rule is more complicated in the context of a takings claim. Under the Contracts Clause, the constitutional violation occurs at the time of an unjustified substantial impairment of a contract. By contrast, under the Takings Clause, the constitutional violation occurs not merely when a state takes protected property, but when it denies compensation for that taking. See infra.

[92]

Scotts Co. v. United Indus. Corp., 315 F.3d 264, 284 (4th Cir. 2002); see Winter, 555 U.S. at 24; Earth Island Inst. v. Carlton, 626 F.3d 462, 475 (9th Cir. 2010) (assignment of weight to particular harms is matter for district courts to decide).

[93]	Horwitz v. Southwest Forest Indus., Inc., 604 F. Supp. 1130, 1136 (D Nev. 1985); see Publications Int’l, Ltd. v. Meredith Corp., 88 F.3d 473, 478 (7th Cir. 1996).
[94]

Assessing the harm to the opposing party and weighing the public interest “merge when the Government is the opposing party.” Nken v. Holder, 556 U.S. 418, 435 (2009); Drakes Bay Oyster Co. v. Jewell, 747 F.3d 1073, 1092 (9th Cir. 2014); Minard Run Oil Co. v. United States Forest Serv., 670 F.3d 236, 256 (3rd Cir. 2011).

[95]

Winter, 555 U.S. at 24; Salazar v. Buono, 559 U.S. 700, 714 (2010); Flexible Lifeline Sys., Inc. v. Precision Lift, Inc., 654 F.3d 989, 996–97 (9th Cir. 2011); In re Worldwide Educ. Servs., 494 B.R. 494, 502 (Bankr. C.D. Cal. 2013) (citing text).

[96]	Maryland v. King, 567 U.S. 1301, 1303 (2012) (internal quotes omitted); Planned Parenthood of Greater Tex. Surgical Health Servs. v. Abbott, 734 F.3d 406, 419 (5th Cir. 2013).
[97]	Rodriguez v. Robbins, 715 F.3d 1127, 1145–46 (9th Cir. 2013)
[98]	See N. Y. Progress & Prot. PAC v. Walsh, 733 F.3d 483, 488 (2nd Cir. 2013).
[99]	Pashby v. Delia, 709 F.3d 307, 331 (4th Cir. 2013) (rejecting state’s proffered financial concerns as relevant public interest).

merely seeking to advance its own pecuniary interests (coinciding, likely, with actions prohibited by constitutional restrictions against impairment of contracts) and would likely see little public interest advanced. But if the Legislative Action is part of a larger public policy aim, and the modification or elimination of the State Pledge is an important and integrated part of the statutory scheme, the court may weigh the public interest advanced by that Legislative Action to disfavor issuing the injunction.

We cannot offer more than the framework above for assessing this element of the test of issuance of an injunction because much will depend on the particulars of the Legislative Action. But we strain to conceive of legislation that seeks broad public policy aims that cannot be achieved without modifying or eliminating the State Pledge favoring Bondholders. Thus, we assume here that the public interest will not prevent a court from issuing an injunction.

Based on the foregoing, the Bondholders likely could satisfy these standards for temporary injunctive relief, and a temporary injunction to prevent an unconstitutional Impairment should be an available remedy.100

(2)	Availability of Permanent Injunctive Relief in Federal Court

The requirements for a permanent injunction are essentially the same as for a preliminary injunction, except that the moving party must demonstrate actual success on the merits (prevailing at trial).101 On that basis, we hold the same views regarding a permanent injunction as those we expressed above for a preliminary injunction.

Discussion of Protections Afforded by Takings Clauses

Part B(i): Federal Takings Clause Protections

The Takings Clause of the Fifth Amendment of the United States Constitution—“nor shall private property be taken for public use, without just compensation”—is made applicable to state action via the Fourteenth Amendment.102 The Federal Takings Clause covers both tangible and intangible property.103 Rights under contracts can be property for purposes of the Federal Takings Clause,104 but legislation that “disregards or destroys” contract rights does not always constitute a taking.105 Where intangible property is at issue, state law will determine whether a property right exists. If a court determines that an intangible asset is property, a court will next look to whether the owner of the property interest had a “reasonable investment-backed expectation[]” that the property right would be protected.106

100	See Lipscomb v. Columbus Mun. Separate Sch. Dist., 269 F.3d 494, 500–02 (5th Cir. 2001).
101	Perfect 10, 653 F.3d at 979–80.
102	Webb’s Fabulous Pharmacies, Inc. v. Beckwith, 449 U.S. 155, 160 (1980).
103	Ruckelshaus v. Monsanto Co., 467 U.S. 986, 1003–04 (1984).
104	Lynch v. United States, 292 U.S. 571, 577 (1934).
105	Connolly v. Pension Benefit Guar. Corp., 475 U.S. 211, 224 (1986).
106	2 Ronald D. Rotunda & John E. Nowak, TREATISE ON CONSTITUTIONAL LAW: SUBSTANCE AND PROCEDURE § 15.12(a)(iii), at 971 (5th ed. 2012).

The United States Supreme Court has suggested that the Federal Takings Clause may be implicated by a diverse range of government actions, including when the government (a) permanently appropriates or denies all economically productive use of property;107 (b) destroys property other than in response to emergency conditions;108 or (c) reduces, alters or impairs the value of property so as to unduly interfere with reasonable investment-backed expectations.109 In determining what is an undue interference, a court would consider the nature of the governmental action and weigh the public purpose served thereby against the degree to which it interferes with legitimate property interests and distinct investment-backed expectations of bondholders.

The Supreme Court has identified two categories where regulatory action constitutes a per se taking—regulations that involve a permanent physical invasion of property and regulations that deprive the owner of all economically beneficial use of the property.110 Outside of these two narrow categories, challenges to regulations that interfere with protected property interests are governed by the three-part test set forth in Penn Central Transportation Co. v. City of New York.111 Under that test, a regulation constitutes a taking if it denies a property owner “economically viable use” of that property, which is determined by three factors: (i) the character of the governmental action; (ii) the economic impact of the regulation on the claimant; and (iii) the extent to which the regulation has interfered with distinct investment-backed expectations.112

107

Connolly, 475 U.S. at 225 (noting that in that case the government did not “permanently appropriate” any of the employer’s assets for its own use); Palazzolo v. Rhode Island, 533 U.S. 606, 617 (2001) (“regulation which ‘denies all economically beneficial or productive use of land’ will require compensation under the Takings Clause”) (citing Lucas v. S.C. Coastal Council, 505 U.S. 1003, 1027–28 (1992), which notes that for personal property, however, some regulations that limit use of personal property may not be compensable takings given the state’s “traditionally high degree of [economic] control over commercial dealings”); United States v. Sec. Indus. Bank, 459 U.S. 70, 77 (1982) (“The total destruction by the government of all [compensable] value of these liens, which constitute compensable property, has every possible element of a Fifth Amendment ‘taking’ and is not a mere ‘consequential incidence’ of a valid regulatory measure.”) (quoting Armstrong v. United States, 364 U.S. 40, 48 (1960)).

108

The emergency exception to the just compensation requirement of the Federal Takings Clause appears in several Supreme Court decisions. See generally 2 Rotunda & Nowak, supra note 68, § 15.12(C), at 1013–15. Several of these decisions involve the government’s activities during military hostilities. See, e.g., United States v. Caltex (Phil.), Inc., 344 U.S. 149 (1952) (no compensable taking when Army destroys property to prevent enemy forces from obtaining it); United States v. Cent. Eureka Mining Co., 357 U.S. 155 (1958) (no compensable taking when government forces gold mines to cease operations to conserve resources for war effort); Nat’l Bd. of Young Men’s Christian Ass’ns v. United States, 395 U.S. 85 (1969) (no compensable taking where private property destroyed when U.S. troops take shelter there). Compare United States v. Pewee Coal Co., 341 U.S. 114 (1951) (plurality opinion) (compensable taking when occupation is physical rather than regulatory, emergency notwithstanding). The emergency exception is not limited to wartime activities, however. See, e.g., Miller v. Schoene, 276 U.S. 272 (1928) (no compensable taking where trees destroyed to prevent disease from spreading to other trees); Dames & Moore v. Regan, 453 U.S. 654 (1981) (no compensable taking resulting from executive order nullifying attachments on Iranian assets and permitting those assets to be transferred out of the country). The emergency exception is not limited to the physical destruction of property by the government, see Cent. Eureka Mining, 357 U.S. at 168, but the Supreme Court has suggested it does not apply to physical occupation of property; see Pewee, 341 U.S. at 116–17 (plurality opinion), or permanent appropriation, see Lingle v. Chevron U.S.A., Inc., 544 U.S. 528, 538 (2005), both of which constitute a per se taking. Moreover, we believe that a permanent appropriation of property by the government would be generally inconsistent with the concept of an “emergency.” See Cent. Eureka Mining, 357 U.S. at 168 (describing wartime restrictions as “temporary in character”).

109

Connolly, 475 U.S. at 224–25 (noting that one point of Federal Takings Clause analysis is “the extent to which the regulation has interfered with distinct investment-backed expectations”) (quoting Penn Cent. Transp. Co. v. New York, 438 U.S. 104, 124 (1978)); Cent. Eureka Mining, 357 U.S. 155 (no compensable taking when government forces gold mines to cease operations to conserve resources for war effort).

110	Lingle, 544 U.S. at 538.
111	438 U.S. 104, 124 (1978).
112	Id.

The first factor requires the Court to examine “the purpose and importance of the public interest underlying a regulatory imposition.”113

The second factor incorporates the principle enunciated by Justice Holmes: “Government hardly could go on if to some extent values incident to property could not be diminished without paying for every such change in the general law.”114 “[N]ot every destruction or injury to property by governmental action has been held to be a ‘taking’ in the constitutional sense.”115 Diminution in property value alone, thus, does not constitute a taking; there must be serious economic harm.

Under the third factor, the burden of showing interference with reasonable investment-backed expectations is a heavy one.116 Thus, a reasonable investment-backed expectation “must be more than a ‘unilateral expectation or an abstract need.’”117 Further, “legislation readjusting rights and burdens is not unlawful solely because it upsets otherwise settled expectations.”118 “[T]he fact that legislation disregards or destroys existing contractual rights does not always transform the regulation into an illegal taking. This is not to say that contractual rights are never property rights or that the Government may always take them for its own benefit without compensation.”119 In order to sustain a claim under the Federal Takings Clause, the private party must show that it had a “reasonable expectation” at the time the contract was entered that it “would proceed without possible hindrance” arising from changes in government policy.120

We are not aware of any case law that addresses the applicability of the Federal Takings Clause in the context of exercise by a state of its police power to abrogate or impair contracts otherwise binding on the state. The outcome of any claim that interference by the State with the value of the Recovery Property without compensation is unconstitutional would likely depend on factors such as the State interest furthered by that interference and the extent of financial loss to Bondholders caused by that interference, as well as the extent to which courts would consider that Bondholders had a reasonable expectation that changes in government policy and regulation would not interfere with their investment. With respect to the last factor, we note that the Wildfire Financing Law expressly provides for the creation of Recovery Property in connection with the issuance of the Bonds, and further provides that the Order, once final, is irrevocable. Moreover, through the State Pledge, the State has “pledged and agree[d] with the . . . owners of the recovery bonds” not to impair the value of such Recovery Property.121 Given the foregoing, we believe it would be hard to dispute that Bondholders have reasonable investment expectations with respect to their investments in the Bonds.

113	Maritrans Inc. v. United States, 342 F.3d 1344, 1356 (Fed. Cir. 2003); see also Keystone Bituminous Coal Ass’n v. DeBenedictis, 480 U.S. 470 (1987).
114	Penn. Coal Co. v. Mahon, 260 U.S. 393, 413 (1922).
115	Armstrong v. United States, 364 U.S. 40, 48 (1960).
116	DeBenedictis, 480 U.S. at 493.
117	Monsanto, 467 U.S. at 1005–06 (quoting Webb’s Fabulous Pharmacies, 449 U.S. at 161).
118	Usery v. Turner Elkhorn Mining Co., 428 U.S. 1, 16 (1976).
119	Connolly, 475 U.S. at 224 (citation omitted).
120	Chang v. United States, 859 F.2d 893, 897 (Fed. Cir. 1988).
121	Pub. Util. Code § 850.1(e).

Based on our analysis of relevant judicial authority discussed above, it is our opinion, as set forth above, subject to all of the qualifications, limitations and assumptions set forth in this letter, that, under the Federal Takings Clause, a reviewing court would hold that the State is required to pay just compensation to Bondholders if the State’s repeal or amendment of the Wildfire Financing Law or taking of any other action by the State in contravention of the State Pledge constituted a Taking. As noted earlier, in determining what is an undue interference, a court would consider the nature of the governmental action and weigh the public purpose served thereby against the degree to which it interferes with the legitimate property interests and distinct investment-backed expectations of the Bondholders. There can be no assurance, however, that any such award of just compensation would be sufficient to pay the full amount of principal of and interest on the Bonds.122

Part B(ii): California Takings Clause Protections

The California Takings Clause provides that “Private Property may be taken or damaged for public use only when compensation, ascertained by a jury unless waived, has first been paid to, or into court for, the owner.”123 By including the word “damaged” in the prohibition, the California Constitution “protects a somewhat broader range of property values” than does the U.S. Constitution.124 “But aside from that difference, not pertinent here, [California] appear[s] to have construed the clauses congruently.”125 California courts have thus followed the United States Supreme Court’s holdings, including Ruckelshaus, Connolly and Eastern Enters. v. Apfel.126 A California reviewing court would therefore generally follow the analysis discussed above in connection with the Federal Takings Clause. But in another point of contrast discussed below, California may have a broader application of the emergency exception.

122

A takings claim is generally not ripe until the government has made a final decision as to how a regulation will be applied to the property at issue. Williamson Cty. Reg’l Planning Comm’n v. Hamilton Bank of Johnson City, 473 U.S. 172, 186 (1985), overruled by Knick v. Twp. of Scott, 139 S. Ct. 2162 (2019). Although federal courts used to find a taking claim not ripe unless the owner had sought and been denied compensation through whatever mechanisms state law provides, the Supreme Court recently overruled that precedent in Knick v. Twp. of Scott, 139 S. Ct. 2162, 2179 (2019). In Knick, the Court held that if a state or local government takes property without compensation, a property owner “can bring a federal suit” under 42 U.S.C. § 1983, id. at 2172–73 (emphasis added), “without first bringing any sort of state lawsuit,” id. (quoting David A. Dana & Thomas W. Merrill, PROPERTY: TAKINGS 262 (2002)). The Court added, however, that if the state has an adequate procedure for obtaining compensation for the taking, there typically will be “no basis to enjoin the government’s action effecting a taking,” so equitable relief will be “generally unavailable” in federal court in takings cases. We express no opinion as to whether California provides any administrative or judicial procedures for seeking just compensation for a taking of the type of contract rights the Bondholders possess, or whether such procedures are “adequate.” To the extent that there is a taking and state procedures for seeking just compensation are inadequate, Bondholders (or the Indenture Trustee on their behalf) or the Issuer could seek to enjoin enforcement of the State action by suing individual officers under Ex Parte Young, 209 U.S. 123, 155–56 (1908) and 42 U.S.C. § 1983.

123	Cal. Const., Art. I, § 19.
124	San Remo Hotel L.P. v. City and Cty. of San Francisco, 27 Cal. 4th 643, 664 (2002).
125	Id.
126

See, e.g., DVD Copy Control Ass’n, Inc. v. Bunner, 31 Cal. 4th 864, 878 (2003) (citing Ruckelshaus for the proposition that trade secrets are a property right protected by the Takings Clause); Golden Cheese Co. v. Voss, 230 Cal. App. 3d 727 (1991) (following Connolly); Myers v. Philip Morros Cos., Inc., 28 Cal. 4th 828, 846 (2002) (following Eastern Enters. v. Apfel, 522 U.S. 1105 (1998)).

In Action Apartment Ass‘n v. Santa Monica Rent Control Board,127 the Court of Appeal held that apartment owners adequately pled a cause of action for a taking where the Rent Control Board required them to pay a higher rate of interest on security deposits than the rate of interest being paid by banks. The issue was thus similar to the issue that Bondholders might face if legislation were passed altering their relationship with ratepayers, that is, government mandated transfer of wealth from one class of citizen to another. The court began by noting that “[t]raditional takings principles did not develop with this scenario in mind.”128 “Even so, we find that current takings jurisprudence provides an adequate framework for analyzing the issue before us.”129 The court found that the case did not fit either of the categorical takings scenarios, and hence analyzed the issue as a regulatory taking.

Applying federal decisional law, the court analyzed the three Penn Central factors.130 The court first found that the rent control law would require landlords as a group to pay $2.3 million out of their own pockets over three years, which amounted to each individual landlord, on average, paying $718 of its own funds, at an average of $82.50 per rental unit.131 While this amount was not large, the court noted that a “small taking is still a taking.”132 With respect to the second factor, the court found that payment of three percent interest, as applied, was contrary to the landlords’ reasonable investment-backed expectations: “Landlords might have expected that, some day, they would have to pay security deposit interest to their tenants . . . , but they surely did not expect the payments would exceed the interest paid by banks.”133 Finally, the court found that the character of the action did not support its validity:

[t]he provision[] of the ordinance requiring that interest on security deposits be paid [by landlords at a specified rate, regardless of market conditions, is] remote . . . from any concern with the health or safety of [Santa Monica residents], the quality of housing in [Santa Monica], or the welfare of [Santa Monica] as a whole. [The ordinance’s] only apparent rationale is to transfer wealth from landlords . . . to tenants—making [it] an unedifying example of class legislation . . . .134

127	94 Cal. App. 4th 587 (2001).
128	Id. at 601.
129	Id.
130

The court also noted that it “is well settled that a regulation of property effects a taking if [it] does not substantially advance legitimate state interests.” Id. at 604 (internal quotations omitted). The court found no such purpose. But in any event, later case law has rejected the “substantially advance” test. Bottini v. City of San Diego, 27 Cal. App. 5th 281 (2018) (concluding that the Penn Central test endorsed in Lingle, 544 U.S. 528 (2005)—and not “substantially advances” formula—applies to ad hoc regulatory takings claims that arise under the California Constitution).

131	Id. at 606.
132	Id.
133	Id.
134

Id. (quoting Chicago Bd. of Realtors, Inc. v. City of Chicago, 819 F.2d 732, 741–42 (7th Cir. 1987) (alterations in original)). The court also concluded that the legislation was “quite unusual, treating private landlords like banks but not allowing them to lower interest rates during an economic downturn.” Id. at 606–07.

The California Supreme Court has interchangeably referred to an “emergency exception,” the “doctrine of noncompensable loss” and the “police power exception” to the State Takings Clause.

In Customer Co. v. City of Sacramento,135 the court addressed a takings claim brought by the owner of a convenience store to recover for damage caused by efforts of police to apprehend a suspect who had taken refuge in the store. The court held that the owner was not entitled to just compensation under the “so-called emergency exception.”136 The court noted that:

Injury to property can and often does result from the demolition of buildings to prevent the spread of conflagration, from the abandonment of an existing highway, from the enforced necessity of improving property in particular ways to conform to police regulations and requirements. . . . And equally well settled and understood is the law that in the exercise of this same power property may in some, and indeed in many, instances be utterly destroyed. The destruction of buildings, of diseased animals, of rotten fruit, of infected trees, are cases that at once come to mind as applicable to both personalty and realty.137

In such cases, the court stated, where the State acts within the “the legitimate purview and scope of the police power,” it causes “damage without injury.”138 In addition to the federal authorities discussed above, the court discussed a prior State decision in which it had discussed what it referred to as the “doctrine of noncompensable loss”: “This doctrine of noncompensable loss comes into play in connection with more direct ‘taking’ or ‘damaging’ of property only under ‘emergency’ conditions; i.e., when damage to private property is inflicted by government ‘under the pressure of public necessity and to avert impending peril.’”139 The court concluded that the damage caused by the police was such a noncompensable loss.

The California Supreme Court in Holtz v. Superior Court140 addressed a claim for compensation when a city’s excavation work in connection with underground rapid transit damaged the lateral support of the plaintiff’s land. The court discussed the doctrine of noncompensable loss, which it also referred to as the “police power” exception:

[T]he “police power” doctrine “generally ... operates in the field of regulation,” rendering “damages” occasioned by the adoption of administrative or legislative provisions noncompensable [citations]; this doctrine of noncompensable loss comes into play in connection with more direct “taking” or “damaging” of property only under “emergency” conditions; i.e., when damage to private property is inflicted by government “under the pressure of public necessity and to avert impending peril.” [Citation.] Recognizing that a broad interpretation of this doctrine of noncompensable loss would completely vitiate the constitutional requirement of just compensation [citation], the courts have narrowly circumscribed the types of emergency that will exempt the public entity from liability.141

135	10 Cal. 4th 368 (1995).
136	Id. at 383.
137	Id.
138	Id.
139	Id. at 384 (quoting Holtz v. Superior Court, 3 Cal. 3d 296, 305 (1970)).
140	Holtz, 3 Cal. 3d 296.
141	Id. at 305.

The court offered as examples of noncompensable losses “the demolition of all or parts of buildings to prevent the spread of conflagration, or the destruction of diseased animals, or rotten fruit, or infected trees where life or health is jeopardized.”142 The court in Holtz found the doctrine inapplicable to the case at bar.

Under the federal authorities discussed above and Action Apartment Ass‘n, we hold the same opinion under the California Takings Clause as we express above regarding the Federal Takings Clause, except to the extent that the emergency exception (discussed below) might apply comparatively more broadly under California law. There are, to be sure, few examples of the application of the “emergency” exception. But it is possible that a future State emergency could be held to justify the destruction of the Recovery Property without compensation.

*************

142	Id. at 305 n.10.

This opinion letter may not be relied on in any manner or for any purpose by any Person other than the addressees listed on Schedule I hereto nor may this opinion letter be relied on by you for any purpose other than the transactions described herein. This opinion letter may not be quoted, published, communicated or otherwise made available in whole or in part to any person (including, without limitation, any person who acquires a Bond or any interest therein from an Underwriter) other than the addressees listed on Schedule I hereto without our specific prior written consent, except that (x) each of the Underwriters may furnish copies of this letter (i) to any of its accountants or attorneys, (ii) in order to comply with any subpoena, order, regulation, ruling or request of any judicial, administrative, governmental, supervisory or legislative body or committee or any self-regulatory body (including any securities or commodities exchange or the Financial Industry Regulatory Authority, Inc.), (iii) to any other person for the purpose of substantiating an Underwriter’s due diligence defense and (iv) as otherwise required by law; provided, that none of the foregoing persons is entitled to rely hereon unless an addressee hereof, (y) a copy of this opinion letter may be posted by or at the direction of SCE or the Issuer to an internet website required under Rule 17g-5 promulgated under the Securities Exchange Act of 1934, as amended, and maintained in connection with the ratings on the Bonds solely for the purpose of compliance with such rule or undertakings pursuant thereto made by SCE or the Issuer. Such permission to post a copy of this letter to such website shall not be construed to entitle any person, including any credit rating agency, who is not an addressee hereof to rely on this opinion letter.

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This opinion letter is being given as of the date hereof, and we assume no obligation to update or supplement this opinion letter to reflect any facts or circumstances which may hereafter come to our attention with respect to the matters discussed herein, including any changes in applicable law which may hereafter occur.

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/s/ Norton Rose Fulbright US LLP

Norton Rose Fulbright US LLP

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SCHEDULE I

ADDRESSEES

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